Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Fourth-Quarter Results and Provides 2016 Guidance
Fourth-Quarter 2015

▪	Core EPS (non-GAAP)* of $1.60 on revenue of $23.6 billion; GAAP EPS of $1.51

▪	Strong operating cash flow of $3.1 billion on solid core operating performance
Full Year 2015

▪	Record revenue of $96.1 billion on record commercial deliveries

▪	Operating cash flow increased to $9.4 billion; strong liquidity of $12.1 billion in cash and marketable securities

▪	Backlog remains strong at $489 billion, including $83 billion of net orders during the year
Outlook for 2016

▪	2016 Core EPS* guidance of between $8.15 and $8.35; GAAP EPS guidance of between $8.45 and $8.65

▪	Revenue guidance of between $93 and $95 billion reflects commercial deliveries of between 740 and 745

▪	Reaffirming planned production rate increases over the next several years

▪	Operating cash flow guidance of approximately $10 billion

Table 1. Summary Financial Results	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2015	2014	Change	2015	2014	Change

Revenues	$23,573	$24,468	(4)%	$96,114	$90,762	6%

Non-GAAP*
Core Operating Earnings	$1,259	$2,344	(46)%	$7,741	$8,860	(13)%
Core Operating Margin	5.3%	9.6%	(4.3) Pts	8.1%	9.8%	(1.7) Pts
Core Earnings Per Share	$1.60	$2.31	(31)%	$7.72	$8.60	(10)%
Operating Cash Flow Before Pension Contributions	$3,137	$5,032	(38)%	$9,421	$9,642	(2)%
GAAP
Earnings From Operations	$1,161	$2,025	(43)%	$7,443	$7,473	0%
Operating Margin	4.9%	8.3%	(3.4) Pts	7.7%	8.2%	(0.5) Pts
Net Earnings	$1,026	$1,466	(30)%	$5,176	$5,446	(5)%
Earnings Per Share	$1.51	$2.02	(25)%	$7.44	$7.38	1%
Operating Cash Flow	$3,119	$4,998	(38)%	$9,363	$8,858	6%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

CHICAGO, January 27, 2016 – The Boeing Company [NYSE: BA] reported fourth-quarter revenue of $23.6 billion and core earnings per share (Non-GAAP)* of $1.60 (Table 1). Fourth quarter 2015 results reflect the previously announced $569 million after-tax charge ($0.84 per share) on the 747 program as a result of a slow recovery in the air cargo market which was partially offset by solid core operating performance across the company. GAAP earnings per share was $1.51.

Revenue rose 6 percent in the full year to a record $96.1 billion reflecting record commercial deliveries. Core earnings per share (Non-GAAP)* totaled $7.72 for the full year, reflecting the KC-46 Tanker (2Q) and 747 program (4Q) charges ($1.61 per share) partially offset by strong core operating performance across the company. GAAP earnings per share totaled $7.44 for the full year.
Core earnings per share (non-GAAP)* guidance for 2016 is set at between $8.15 and $8.35, while GAAP earnings per share is established at between $8.45 and $8.65. Revenue guidance is between $93 and $95 billion, including commercial deliveries of between 740 and 745. Operating cash flow is expected to be approximately $10 billion.
“Building on our foundation of solid core operating performance and customer focus, Boeing extended its leadership of the aerospace industry in 2015 with record deliveries and revenues in commercial airplanes, and solid sales and healthy margins in our defense and space business. We also generated significant cash flow to fuel investments in innovation and our people, and provide compelling returns to our shareholders,” said Boeing President and Chief Executive Officer Dennis Muilenburg.  “With clear strategies and strong positions in our markets, a large and diverse order backlog worth nearly $500 billion, and multiple additional production rate increases planned yet this decade, we are well positioned for profitable growth and higher cash flow as we move into our second century in business.”
“Our priorities for 2016 and beyond are to build on our existing strengths to deliver on current plans and commitments, and to stretch beyond them by accelerating progress on key enterprise growth and productivity initiatives, investing in our team, and creating more value and opportunity for our customers, shareholders and employees,” Muilenburg said.

Table 2. Cash Flow	Fourth Quarter		Full Year
(Millions)	2015	2014	2015	2014
Operating Cash Flow Before Pension Contributions*	$3,137	$5,032	$9,421	$9,642
Pension Contributions	($18)	($34)	($58)	($784)
Operating Cash Flow	$3,119	$4,998	$9,363	$8,858
Less Additions to Property, Plant & Equipment	($623)	($668)	($2,450)	($2,236)
Free Cash Flow*	$2,496	$4,330	$6,913	$6,622
Operating cash flow in the quarter was $3.1 billion, reflecting commercial airplane production rates, solid core operating performance and the timing of receipts and expenditures in the prior period (Table 2). During the quarter, the company repurchased 5 million shares for $0.8 billion and paid $0.6 billion in dividends. For the full year, the company repurchased 47 million shares for $6.8 billion and paid $2.5 billion in dividends. Based on strong cash generation and outlook, in December, the board of directors raised the share repurchase authorization to $14 billion, replacing the authorization approved in 2014 of which $5.3 billion was remaining, and increased the quarterly dividend 20 percent. Share repurchases under the new authorization are expected to be made over the next two to three years.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q4 15	Q3 15
Cash	$11.3	$9.4
Marketable Securities[1]	$0.8	$0.5
Total	$12.1	$9.9
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.6	$6.6
Boeing Capital, including intercompany loans	$2.4	$2.4
Total Consolidated Debt	$10.0	$9.0
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $12.1 billion, up from $9.9 billion at the beginning of the quarter, primarily due to the timing of cash flows. Debt was $10.0 billion, up from $9.0 billion at the beginning of the quarter, primarily due to the issuance of new debt (Table 3).
Total company backlog at quarter-end was $489 billion, up from $485 billion at the beginning of the quarter, and included net orders for the quarter of $28 billion. Net orders for the full year totaled $83 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Fourth Quarter			Full Year
(Dollars in Millions)	2015	2014	Change	2015	2014	Change

Commercial Airplanes Deliveries	182	195	(7)%	762	723	5%

Revenues	$16,098	$16,839	(4)%	$66,048	$59,990	10%
Earnings from Operations	$566	$1,562	(64)%	$5,157	$6,411	(20) %
Operating Margin	3.5%	9.3%	(5.8) Pts	7.8%	10.7%	(2.9) Pts
Commercial Airplanes fourth-quarter revenue decreased slightly to $16.1 billion on lower delivery volume (Table 4). Fourth-quarter operating margin was 3.5 percent, reflecting the previously announced $885 million pre-tax charge on the 747 program and higher R&D partially offset by strong performance on production programs.
During the quarter, Commercial Airplanes won orders for 203 737 MAX airplanes. The 737 program has captured nearly 3,100 orders for the 737 MAX since launch. Also during the quarter, the company completed detailed design for the 787-10 Dreamliner, final systems definition on the 777X, and rolled out the first 737 MAX airplane.
Commercial Airplanes booked 321 net orders during the quarter and 768 net orders in 2015. Backlog remains strong with nearly 5,800 airplanes valued at $432 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Fourth Quarter			Full Year
(Dollars in Millions)	2015	2014	Change	2015	2014	Change
Revenues[1]
Boeing Military Aircraft	$3,199	$2,991	7%	$13,482	$13,500	0%
Network & Space Systems	$1,954	$2,180	(10)%	$7,751	$8,003	(3)%
Global Services & Support	$2,632	$2,417	9%	$9,155	$9,378	(2)%
Total BDS Revenues	$7,785	$7,588	3%	$30,388	$30,881	(2)%
Earnings from Operations[1]
Boeing Military Aircraft	$438	$366	20%	$1,318	$1,301	1%
Network & Space Systems	$163	$191	(15)%	$726	$698	4%
Global Services & Support	$362	$360	1%	$1,230	$1,134	8%
Total BDS Earnings from Operations	$963	$917	5%	$3,274	$3,133	5%
Operating Margin	12.4%	12.1%	0.3 Pts	10.8%	10.1%	0.7 Pts
1 During the first quarter of 2015, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s fourth-quarter revenue was $7.8 billion with an operating margin of 12.4 percent (Table 5).
Boeing Military Aircraft (BMA) fourth-quarter revenue increased to $3.2 billion and operating margin increased to 13.7 percent, reflecting higher volume and delivery mix. During the quarter, BMA was awarded a contract for 15 EA-18G Growlers and Japan selected the KC-46 tanker to meet their tanker requirement.
Network & Space Systems (N&SS) fourth-quarter revenue was $2.0 billion, reflecting lower satellite volume. Operating margin was 8.3 percent, reflecting lower performance on a development program. During the quarter, NASA awarded Boeing its second commercial contract for a human spaceflight mission as part of the existing Commercial Crew contract.
Global Services & Support (GS&S) fourth-quarter revenue increased to $2.6 billion, reflecting the timing of Airborne Surveillance, Command and Control deliveries. Operating margin was 13.8 percent reflecting program mix. During the quarter, GS&S delivered the final AEW&C aircraft to Turkey.
Backlog at Defense, Space & Security was $58 billion, of which 40 percent represents orders from international customers.

Additional Financial Information

Table 6. Additional Financial Information	Fourth Quarter		Full Year
(Dollars in Millions)	2015	2014	2015	2014
Revenues
Boeing Capital	$98	$153	$413	$416
Unallocated items, eliminations and other	($408)	($112)	($735)	($525)
Earnings from Operations
Boeing Capital	$9	$26	$50	$92
Unallocated pension/postretirement	($98)	($319)	($298)	($1,387)
Other unallocated items and eliminations	($279)	($161)	($740)	($776)
Other (loss)/income, net	$10	($14)	($13)	($3)
Interest and debt expense	($72)	($81)	($275)	($333)
Effective tax rate	6.6%	24.0%	27.7%	23.7%
At quarter-end, Boeing Capital's net portfolio balance was $3.4 billion, unchanged from the beginning of the quarter. Unallocated items and eliminations revenue totaled $408 million at quarter end, up from $112 million in the same period of the prior year, primarily due to the timing of eliminations for intercompany aircraft deliveries. Total pension expense for the fourth quarter was $529 million, down from $772 million in the same period of the prior year. The company's income tax expense was $73 million in the quarter, compared to $464 million in the same period of the prior year.

Outlook
The company’s 2016 financial and delivery guidance (Table 7) reflects continued solid performance across the company.

Table 7. 2016 Financial Outlook
(Dollars in Billions, except per share data)	2016

The Boeing Company
Revenue	$93.0 - 95.0
Core Earnings Per Share*	$8.15 - 8.35
GAAP Earnings Per Share	$8.45 - 8.65
Operating Cash Flow	~$10.0

Commercial Airplanes
Deliveries	740 - 745
Revenue	$64.0 - 65.0
Operating Margin	~9.0%

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$12.3
Network & Space Systems	~$7.3
Global Services & Support	~$9.4

Total BDS Revenue	$28.5 - 29.5

Operating Margin
Boeing Military Aircraft	~10.0%
Network & Space Systems	~9.0%
Global Services & Support	~11.5%

Total BDS Operating Margin	>10.0%

Boeing Capital
Portfolio Size	Stable
Revenue	~$0.3
Pre-Tax Earnings	~$0.05

Research & Development	~ $3.6
Capital Expenditures	~ $2.8
Pension Expense [1]	~ $2.1
Effective Tax Rate	~ 30.0%
1 Approximately ($0.1) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow without pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Ben Hackman (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2015	2014	2015	2014
Sales of products	$85,255	$80,688	$20,847	$21,768
Sales of services	10,859	10,074	2,726	2,700
Total revenues	96,114	90,762	23,573	24,468

Cost of products	(73,446)	(68,551)	(18,426)	(18,528)
Cost of services	(8,578)	(8,132)	(2,201)	(2,167)
Boeing Capital interest expense	(64)	(69)	(15)	(16)
Total costs and expenses	(82,088)	(76,752)	(20,642)	(20,711)
	14,026	14,010	2,931	3,757
Income from operating investments, net	274	287	67	75
General and administrative expense	(3,525)	(3,767)	(931)	(1,040)
Research and development expense, net	(3,331)	(3,047)	(905)	(755)
(Loss)/gain on dispositions, net	(1)	(10)	(1)	(12)
Earnings from operations	7,443	7,473	1,161	2,025
Other (loss)/income, net	(13)	(3)	10	(14)
Interest and debt expense	(275)	(333)	(72)	(81)
Earnings before income taxes	7,155	7,137	1,099	1,930
Income tax expense	(1,979)	(1,691)	(73)	(464)
Net earnings	$5,176	$5,446	$1,026	$1,466

Basic earnings per share	$7.52	$7.47	$1.52	$2.05

Diluted earnings per share	$7.44	$7.38	$1.51	$2.02

Cash dividends paid per share	$3.64	$2.92	$0.91	$0.73

Weighted average diluted shares (millions)	696.1	738.0	681.2	724.8

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	December 31 2015	December 31 2014
Assets
Cash and cash equivalents	$11,302	$11,733
Short-term and other investments	750	1,359
Accounts receivable, net	8,713	7,729
Current portion of customer financing, net	212	190
Inventories, net of advances and progress billings	47,257	46,756
Total current assets	68,234	67,767
Customer financing, net	3,358	3,371
Property, plant and equipment, net of accumulated depreciation of $16,286 and $15,689	12,076	11,007
Goodwill	5,126	5,119
Acquired intangible assets, net	2,657	2,869
Deferred income taxes	265	317
Investments	1,284	1,154
Other assets, net of accumulated amortization of $451 and $479	1,408	1,317
Total assets	$94,408	$92,921
Liabilities and equity
Accounts payable	$10,800	$10,667
Accrued liabilities	14,014	13,462
Advances and billings in excess of related costs	24,364	23,175
Short-term debt and current portion of long-term debt	1,234	929
Total current liabilities	50,412	48,233
Deferred income taxes	2,392	2,207
Accrued retiree health care	6,616	6,802
Accrued pension plan liability, net	17,783	17,182
Other long-term liabilities	2,078	1,566
Long-term debt	8,730	8,141
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,834	4,625
Treasury stock, at cost - 345,637,354 and 305,533,606 shares	(29,568)	(23,298)
Retained earnings	38,756	36,180
Accumulated other comprehensive loss	(12,748)	(13,903)
Total shareholders’ equity	6,335	8,665
Noncontrolling interests	62	125
Total equity	6,397	8,790
Total liabilities and equity	$94,408	$92,921

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2015	2014
Cash flows – operating activities:
Net earnings	$5,176	$5,446
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	189	195
Depreciation and amortization	1,833	1,906
Investment/asset impairment charges, net	167	229
Customer financing valuation benefit	(5)	(28)
Loss/(gain) on dispositions, net	1	10
Other charges and credits, net	364	317
Excess tax benefits from share-based payment arrangements	(157)	(114)
Changes in assets and liabilities –
Accounts receivable	(1,069)	(1,328)
Inventories, net of advances and progress billings	(1,110)	(4,330)
Accounts payable	(238)	1,339
Accrued liabilities	2	(1,088)
Advances and billings in excess of related costs	1,192	3,145
Income taxes receivable, payable and deferred	477	1,325
Other long-term liabilities	46	36
Pension and other postretirement plans	2,470	1,186
Customer financing, net	167	578
Other	(142)	34
Net cash provided by operating activities	9,363	8,858
Cash flows – investing activities:
Property, plant and equipment additions	(2,450)	(2,236)
Property, plant and equipment reductions	42	34
Acquisitions, net of cash acquired	(31)	(163)
Contributions to investments	(2,036)	(8,617)
Proceeds from investments	2,590	13,416
Other	39	33
Net cash (used)/provided by investing activities	(1,846)	2,467
Cash flows – financing activities:
New borrowings	1,746	962
Debt repayments	(885)	(1,601)
Repayments of distribution rights and other asset financing		(185)
Stock options exercised	399	343
Excess tax benefits from share-based payment arrangements	157	114
Employee taxes on certain share-based payment arrangements	(96)	(98)
Common shares repurchased	(6,751)	(6,001)
Dividends paid	(2,490)	(2,115)
Other		(12)
Net cash used by financing activities	(7,920)	(8,593)
Effect of exchange rate changes on cash and cash equivalents	(28)	(87)
Net (decrease)/increase in cash and cash equivalents	(431)	2,645
Cash and cash equivalents at beginning of year	11,733	9,088
Cash and cash equivalents at end of period	$11,302	$11,733

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2015	2014	2015	2014
Revenues:
Commercial Airplanes	$66,048	$59,990	$16,098	$16,839
Defense, Space & Security:
Boeing Military Aircraft	13,482	13,500	3,199	2,991
Network & Space Systems	7,751	8,003	1,954	2,180
Global Services & Support	9,155	9,378	2,632	2,417
Total Defense, Space & Security	30,388	30,881	7,785	7,588
Boeing Capital	413	416	98	153
Unallocated items, eliminations and other	(735)	(525)	(408)	(112)
Total revenues	$96,114	$90,762	$23,573	$24,468
Earnings from operations:
Commercial Airplanes	$5,157	$6,411	$566	$1,562
Defense, Space & Security:
Boeing Military Aircraft	1,318	1,301	438	366
Network & Space Systems	726	698	163	191
Global Services & Support	1,230	1,134	362	360
Total Defense, Space & Security	3,274	3,133	963	917
Boeing Capital	50	92	9	26
Unallocated items, eliminations and other	(1,038)	(2,163)	(377)	(480)
Earnings from operations	7,443	7,473	1,161	2,025
Other (loss)/income, net	(13)	(3)	10	(14)
Interest and debt expense	(275)	(333)	(72)	(81)
Earnings before income taxes	7,155	7,137	1,099	1,930
Income tax expense	(1,979)	(1,691)	(73)	(464)
Net earnings	$5,176	$5,446	$1,026	$1,466

Research and development expense, net:
Commercial Airplanes	$2,340	$1,881	$627	$459
Defense, Space & Security	986	1,158	271	292
Other	5	8	7	4
Total research and development expense, net	$3,331	$3,047	$905	$755

Unallocated items, eliminations and other:
Share-based plans	($76)	($67)	($19)	($1)
Deferred compensation	(63)	(44)	(53)	(22)
Amortization of previously capitalized interest	(90)	(72)	(20)	(17)
Eliminations and other unallocated items	(511)	(593)	(187)	(121)
Sub-total (included in core operating earnings)	(740)	(776)	(279)	(161)
Pension	(421)	(1,469)	(128)	(334)
Postretirement	123	82	30	15
Total unallocated items, eliminations and other	($1,038)	($2,163)	($377)	($480)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Twelve months ended December 31				Three months ended December 31
Commercial Airplanes	2015		2014		2015		2014
737	495		485		120		126
747	18	(3)	19	(3)	5	(2)	7	(1)
767	16		6		2		3
777	98		99		21		24
787	135		114		34		35
Total	762		723		182		195
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	23		45		5		15
AH-64 Apache (Remanufactured)	38		37		5		4
C-17 Globemaster III	5		7
CH-47 Chinook (New)	41		54		6		8
CH-47 Chinook (Renewed)	16				10
F-15 Models	12		14		4		4
F/A-18 Models	35		44		7		8
P-8 Models	14		11		4		5

Global Services & Support
AEW&C	1		3		1
C-40A	1		1				1

Network & Space Systems
Commercial and Civil Satellites	3		5		2		2
Military Satellites	1

Contractual backlog (Dollars in billions)	December 31 2015	September 30 2015	December 31 2014
Commercial Airplanes	$431.4	$426.0	$440.1
Defense, Space & Security:
Boeing Military Aircraft	20.0	21.2	21.1
Network & Space Systems	7.4	8.3	8.9
Global Services & Support	17.8	16.7	16.9
Total Defense, Space & Security	45.2	46.2	46.9
Total contractual backlog	$476.6	$472.2	$487.0
Unobligated backlog	$12.7	$12.6	$15.3
Total backlog	$489.3	$484.8	$502.3
Workforce	161,400	163,070	165,500

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Fourth Quarter		Full Year		Guidance
	2015	2014	2015	2014	2016
Revenues	$23,573	$24,468	$96,114	$90,762

GAAP Earnings From Operations	$1,161	$2,025	$7,443	$7,473
GAAP Operating Margin	4.9%	8.3%	7.7%	8.2%

Unallocated Pension/Postretirement Expense	$98	$319	$298	$1,387	~($300)
Core Operating Earnings (non-GAAP)	$1,259	$2,344	$7,741	$8,860
Core Operating Margin (non-GAAP)	5.3%	9.6%	8.1%	9.8%

Increase/(Decrease) in GAAP Earnings From Operations	(43%)		0%
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	(46%)		(13%)

GAAP Diluted Earnings Per Share	$1.51	$2.02	$7.44	$7.38	$8.45 - $8.65
Unallocated Pension/Postretirement Expense[1]	$0.09	$0.29	$0.28	$1.22	($0.30)
Core Earnings Per Share (non-GAAP)	$1.60	$2.31	$7.72	$8.60	$8.15 - $8.35

Weighted Average Diluted Shares (millions)	681.2	724.8	696.1	738.0	655 - 660
Increase/(Decrease) in GAAP Earnings Per Share	(25%)		1%
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	(31%)		(10%)

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.